Exhibit 10.29

Executive Annual Equity Incentive Plan

Fiscal Year 2008 Plan Summary

Plan Name: PLATO Learning FY 2008 Executive Annual Equity Incentive Plan (“the Plan”).

Plan Objectives: The Plan is designed to support the achievement of financial and key strategic goals. The Plan encourages four specific behaviors by PLATO executives:

a.	Increase the focus on financial results.

b.	Reinforce pay and performance philosophy.

c.	Hold executives accountable for their financial plan.

d.	Align executive interests with those of the Company’s shareholders

Plan Structure: Eligible executives will be provided an opportunity to be awarded equity compensation based on a target percentage of the executive’s salary. The equity incentive will consist of a grant of time-vested stock options and an opportunity to earn time-vested Performance Shares based upon the achievement of predetermined annual financial and strategic goals.

Eligibility and Incentive Targets: Listed in the table below are the executives eligible to participate in the Plan and their respective target incentive opportunity expressed as a percentage of the executives’ annual base salary in effect on October 31, 2008.

	Target Equity	Target Performance
Executive Job Title	Incentive	Shares (1)	Stock Options(2)
President & CEO	90%	43,100	107,800
Chief Financial Officer	48%	13,200	33,000
Chief Technology Officer	60%	17,300	43,300

SVP, Operations	42%	11,500	28,800

VP, Product Management	42%	9,600	24,000
SVP, Sales and Services	46%	17,100	42,800

VP, Human Resources	36%	8,000	20,000

VP, Marketing Communications	36%	6,000	15,000

Total Target Equity Incentive is split 50/50 between performance shares and stock options, and calculated as follows: (1) target performance shares are equal to the dollar value of the Target Equity Incentive times 50% divided by $4.39 (average market price last 10 days of FY07) and (2) stock options are equal to performance shares times a conversion ratio of 2.5 stock options per 1 performance share.

The Company reserves the right to determine whether an executive will actually participate in the Plan. Eligible executives will receive a notification letter indicating they are eligible to participate in the Plan.

Effective Date: The plan will be effective for fiscal year beginning November 1, 2007.

Stock Options:

Stock options granted under the Plan are based on the executive’s employment with the company. Grants will be awarded on March 26, 2008 with an exercise price equal to the closing stock market price of PLATO Learning common stock on that date. The options are time based and will vest one-third on December 10, 2008, one-third on December 10, 2009 and one-third on December 10, 2010.

Performance Shares:

One half of the Performance Shares grant will be based on the achievement of fiscal year 2008 EBITDA and one half will be based on the number of PLATO customers migrated to PLE in fiscal year 2008. The minimum, target and maximum levels of these objectives and their corresponding percentage of total target Performance Shares to be granted are indicated in the following tables:

EBITDA Goal (50%)

Achievement of
EBITDA	% of Total Target Shares Earned
$X	25%

$X MM	50%

$X MM	100%

Customer Migration to PLE (50%)

# of Customers Migrated (1)	% of Total Target Shares Earned
X	25%

X	50%

X	100%

(1) A migrated PLE customer is one who purchased a subscription to PLE for the first time in fiscal year 2008 and has previously purchased PWLN, CHPWLN, Pathways or eduTest.

Performance Shares earned under this Plan, if any, will be granted on December 10, 2008 and vest one-third on December 10, 2008, one-third on December 10, 2009 and one-third on December 10, 2010.

Discretionary Payout Modifier

The number of Performance Shares earned as determined above may be further increased or decreased up to 20% of the executive’s target number of shares based on the Compensation Committee’s assessment of performance relative to progress towards the Company’s long-term strategy.

General Provisions:
The obligations of the Company as set forth in this document shall be subject to modification in such manner and to such extent as the CEO and the Compensation Committee of the Board of Directors deems necessary by agreement, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation.

Equity awards are subject to the terms and conditions of this plan as set forth herein and pursuant to the provisions of the PLATO Learning, Inc. 2006 Stock Incentive Plan, and the terms and conditions of the Performance Shares award agreement and Stock Option agreement attached hereto as exhibits A and B. Any term not defined herein, will have the meaning set forth in the 2006 Stock Incentive Plan.

A Participant shall be removed from the Plan in the event of termination of employment with the company. To remain eligible for the grant of performance shares and stock options the participant must be employed by the Company at the time of grant. If a Participant is on a paid or unpaid leave of absence anytime between November 1, 2007 and October 31, 2008, his/her performance shares will be prorated to exclude the time he/she was on such leave.

The plan will be administered by the Compensation Committee of the Board of Directors, which reserves the right to, at any time, amend, interpret, or terminate the Plan, in whole or in part.